Exhibit 10.1

AMENDED AND RESTATED SUPPLY AGREEMENT

THIS AMENDED AND RESTATED SUPPLY AGREEMENT (the “Agreement”) is entered into this 25th day of May, 2007 (the “Effective Date”) by and between PLANTEX USA, Inc., a corporation organized under the laws of the State of New Jersey with offices at 2 University Plaza, Suite 305, Hackensack, New Jersey 07601 (“PLANTEX”) and NOVACEA, Inc. (formerly known as D-Novo Therapeutics, Inc.) a corporation organized under the laws of the State of Delaware with offices at 601 Gateway Blvd., Suite 800, South San Francisco, Ca 94080 (“NOVACEA”) and hereby amends and restates that certain Supply Agreement as amended on or about January 24, 2006, March 21, 2006 and March 13, 2007 (the “Original Agreement”) entered into between the parties effective as of 27th day of December, 2001 (the “Original Effective Date”).

WITNESSETH

WHEREAS, the parties have entered into the Original Agreement pursuant to which PLANTEX (or an Affiliate thereof) will supply NOVACEA Active Pharmaceutical Ingredients, or API, (as defined below) for the Finished Product (as defined below) and NOVACEA (including Affiliates thereof and their respective licensees and contract manufacturing vendors, if any) will purchase from PLANTEX requirements as set forth below, of API used in the manufacture of Finished Product; and

WHEREAS, this Agreement is an amendment and restatement of the Original Agreement, and completely supersedes and replaces the Original Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

1.	DEFINITIONS

The following words and phrases shall, for purposes of this Agreement, have the following meanings (with any term or phrase referred to below, or defined elsewhere in this Agreement, in the singular to include the plural and vice versa as the context requires):

“Action” shall mean any suit, action, investigation (governmental or otherwise), claim or proceeding initiated or filed against a party to this Agreement, which results in or could result in a Loss or Losses for which indemnification is required by the other party under Article 13 below.

“Active Pharmaceutical Ingredients” or “API” shall mean bulk, unformulated Calcitriol.

“Affiliate” of any party shall mean any Person that is controlled by, controls, or is under common control with such party. For this purpose, “control” of a corporation or other business entity shall mean the direct or indirect beneficial ownership of more than fifty percent (50%) in the equity of, or the right to appoint more than fifty (50) percent of the directors or management of such corporation or other business entity.

“Agreement” shall mean this Agreement as it is amended from time to time in the manner provided herein.

“ANDA” shall mean an Abbreviated New Drug Application filed with the FDA pursuant to its rules and regulations.

“Approval” shall mean any and all approvals, licenses, registrations or authorizations of the applicable Regulatory Authority necessary for the marketing of Finished Products in the relevant country in the Territory.

“cGMP” shall mean current good manufacturing practices as set forth in regulations issued by the FDA from time to time.

“Commercialization Partner” shall mean a commercial entity with global annual human pharmaceutical gross revenues of at least [*] dollars ($[*]).

“Contract Year” shall mean the twelve (12) month period measured from a specific date or event.

“DMFs” shall mean the drug master files covering the analysis and manufacture of the API, comprising any and all technical information in the possession of PLANTEX (or an Affiliate thereof), including, without limitation, analytical methods, stability and pharmaceutical data, impurities, and manufacturing processes with respect to the API.

“Effective Date” shall mean May 25, 2007.

“Finished Products” or “Finished Product” shall mean such pharmaceutical products developed and/or marketed by NOVACEA for the treatment and/or prevention of any cancer containing API as shall receive Approval for marketing by a Regulatory Authority.

“FDA” shall mean the United States Food and Drug Administration and all agencies under its direct control or any successor organization.

“FFDCA” shall mean the Federal Food, Drug and Cosmetic Act of 1934, as amended from time to time, and the regulations promulgated pursuant thereto, or any successor statute adopted to replace such act.

“Indemnified Party” shall mean the party to this Agreement entitled to be indemnified by the Indemnifying Party against a Loss or Losses pursuant to Article 13 below.

“Initial Launch” means the date on which NOVACEA (or any of its Affiliates or their respective licensees, if any) makes its first commercial sale in the Territory of any Finished Product to an unaffiliated third party.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Loss” or “Losses” shall mean any liability, loss, costs, damage or expense, including reasonable attorneys’ fees and expenses, incurred or suffered by a party to this Agreement, except for consequential damages, for which indemnification is required under Article 13 below.

“Manufacture” and “manufacturing” and other forms of such word or phrase shall refer to the manufacturing, handling, packaging, storage and/or disposal of the API and the raw materials and components used in connection therewith.

“NDA” means a New Drug Application filed with the FDA pursuant to its rules and regulations.

“Original Agreement” means that certain Supply Agreement entered into between the parties effective as of 27th day of December, 2001 and as amended on or about January 24, 2006, March 21, 2006 and March 13, 2007.

“Original Effective Date” means 27th day of December, 2001.

“Party” or “Parties”, when referring to the parties to this Agreement shall mean and include PLANTEX and NOVACEA, or each of them individually.

“Person” shall mean any individual, partnership, association, corporation, trust or legal person or entity.

“Regulatory Authority” shall mean any and all governmental bodies, organizations and agencies whose approval is necessary to develop, manufacture, import, use, and or market Finished Products in the relevant country of the Territory

“Territory” shall mean worldwide.

2.	TERM

The initial term of this Agreement shall begin on the Original Effective Date and unless terminated in the manner provided in Article 14 hereof, shall expire upon the expiration of the greater of (i) ten (10) Contract Years from the Original Effective Date or (ii) the tenth (10th) anniversary of the date occurring prior to the tenth anniversary of the Original Effective Date that NOVACEA receives marketing approval for Finished Product from the FDA (“Initial Term”). NOVACEA shall notify PLANTEX in writing within five (5) days following receipt of such marketing approval. This Agreement shall be automatically extended upon the same terms and conditions for successive two (2) year periods (“Renewal Term”) unless either Party shall have provided notice of its intent not to renew this Agreement not less than one (1) year prior to expiration of the Initial Term or any Renewal Term then in effect. For purposes of this Agreement “Term” shall refer collectively to the Initial Term and the Renewal Terms, unless the context otherwise requires.

3.	SCOPE OF THE AGREEMENT

This Agreement shall apply to purchases during the Term by NOVACEA (and its

Affiliates and their respective licensees and contract manufacturing vendors, if any) of API and their respective, direct or indirect, successors and permitted assigns, for the development, commercialization, distribution and sale of Finished Product in the Territory.

4.	DEVELOPMENT EFFORT

NOVACEA agrees at its sole cost and expense to use its best efforts to obtain Approval to market Finished Product in such countries in the Territory as shall be reasonably determined by NOVACEA, except that NOVACEA shall use its best efforts to obtain FDA Approval to market Finished Product in the United States based upon a NDA or ANDA, as shall be determined by NOVACEA. Notwithstanding the foregoing, if NOVACEA enters into an agreement with an effective date of no later than [*] with a Commercialization Partner to commercialize the Finished Product, then the standard above shall not apply and instead the standard provided in NOVACEA’s agreement with such Commercialization Partner shall apply which will at least be a commercially reasonable efforts standard. Alternatively, if this Agreement is assigned to such Commercialization Partner, then the standard applicable to the Commercialization Partner shall be the commercially reasonable efforts standard. In connection with the FDA Approval described above, NOVACEA shall at its sole cost and expense conduct all tests and studies reasonably required to enable NOVACEA to apply for, obtain and maintain FDA Approval for Finished Product. In connection with the development of Finished Product and securing any Approvals, NOVACEA agrees, on behalf of itself, its Affiliates and their respective licensees or contract manufacturing vendors, if any, to use only API obtained from PLANTEX (or its Affiliates) and from the second source that NOVACEA proposes to utilize pursuant to Section 5.1 below, and purchase all their respective development requirements of API from PLANTEX (or its Affiliates) and such second source. Upon the execution and delivery of this Agreement, PLANTEX shall provide and deliver to NOVACEA without charge two (2) grams of API. Thereafter, NOVACEA shall be charged [*] dollars ($[*]) per gram for Developmental Orders (as herein defined) of API sold hereunder and such price shall not be subject to increase or decrease. Notwithstanding Section 6.2 below, such payment shall be due and payable upon delivery to NOVACEA of any Developmental Order or portion thereof. As used herein, “Developmental Orders” means orders placed prior to Approval by a Regulatory Authority and not in connection with commercial production in connection with commercial launch following any such Approval. After January 1, 2008, all Developmental Orders shall be minimum noncancellable orders for quantities of not less than [*] grams each, such quantities currently forecasted by NOVACEA at [*] grams for 2008, [*] grams for 2009 and [*] grams for 2010. For Developmental Orders on an annual basis after 2010, NOVACEA shall notify PLANTEX of its minimum noncancellable quantities for the applicable year (not to be less than [*] grams each year) no later than September 30 of the preceding calendar year. Each of the Developmental Orders shall be deliverable over periods not exceeding twelve (12) months, in partial shipments of not less than [*] grams each and not greater than [*] grams each; provided that PLANTEX shall use commercially reasonable efforts to deliver to NOVACEA or its designee quantities set forth in a Developmental Order quarterly shipments of no less than [*] percent ([*]%) of the applicable Developmental Order.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.	COMMERCIAL SUPPLY.

5.1 NOVACEA Purchases. (i) NOVACEA covenants and agrees for and on behalf of itself, its Affiliates and their respective licensees and contract manufacturing vendors, if any, that each of them shall purchase from PLANTEX or its designated Affiliates at least [*] percent of its annual requirements of API used by it in connection with its manufacture, sale and distribution of Finished Products within the Territory; provided, however, that NOVACEA together with any of its Affiliates, licensees or contract manufacturing vendors, shall not in any calendar year purchase from any source other than PLANTEX or its designated Affiliates more than an amount sufficient to maintain qualification of a second source supplier (which amount shall be at least [*] grams and no more than [*] grams of API), but may purchase up to such [*] gram amount, notwithstanding such [*] percent ([*]%) requirement, if such amount is necessary to keep a second manufacturing source qualified under Section 5.2 below. Any license or contract manufacturing agreement for the benefit of NOVACEA or any of its Affiliates shall contain a provision requiring such licensee or contract manufacturer to purchase from PLANTEX or its designated Affiliate no less than [*] percent of such party’s annual requirements of API for use in connection with the manufacture, sale or distribution of Finished Product in the Territory upon the terms and conditions applicable to purchases hereunder by NOVACEA, and barring such party from purchasing from any source other than PLANTEX or its designated Affiliate any amount of API that would result in an aggregate purchase of more than an amount sufficient to maintain qualification of a second source supplier (which amount shall be at least [*] grams and no more than [*] grams of API in any calendar year for use by NOVACEA, its Affiliates and their respective licensees and contract manufacturers, subject to the ability to purchase up to such amount, notwithstanding such [*] percent ([*]%) requirement, if such amount is necessary to keep a second manufacturing source qualified for the purpose of Section 5.2 below. Any such license or contract manufacturing agreement shall make specific reference to this Agreement and state with affirmative language that PLANTEX shall have the rights of a third party beneficiary with respect to such agreement.

(ii) NOVACEA covenants that, to the extent that NOVACEA or its Affiliates or licensees or contract manufacturers elect to purchase from a source other than PLANTEX or its designated Affiliates any API for use in connection with its manufacture, sale and distribution of Finished Products within the Territory, NOVACEA shall treat as confidential and not disclose to such source any PLANTEX Confidential Information (as defined in Section 16.1, below) including, without limitation, PLANTEX’s product manufacturing procedures, levels of impurities, certified analytical standards and analytical methods, and shall cause its Affiliates, licensees and contract manufacturers to comply with this covenant.

(iii) Within sixty (60) days after the last day of each calendar year commencing the calendar year of first commercial sale of Finished Product in the United States, NOVACEA shall certify to PLANTEX in writing that: (i) neither NOVACEA nor any Affiliate or licensee or contract manufacturing vendor of NOVACEA or its Affiliates has in such calendar year purchased from any source other than PLANTEX or its designated Affiliates API for use in connection with the manufacture, sale or distribution of Finished Product in the Territory in excess of the amounts

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permitted in Section 5.1(i), above, and (ii) neither NOVACEA nor any of its Affiliates, licensees or contract manufacturing vendors has disclosed to any third party any PLANTEX Confidential Information in violation of the covenant set forth in Section 5.1(ii), above. PLANTEX shall have the right, not more than once each calendar year, during normal business hours and on at least ten (10) business days’ advance notice to NOVACEA, to inspect the books and records and facilities of NOVACEA and its Affiliates to confirm the accuracy of the certification made by NOVACEA pursuant to this Section 5.1(iii).

(iv) Subject to Section 13.2 below, in the event that NOVACEA is in breach of either of its covenants set forth in Sections 5.1(i) and 5.1(ii), above, then PLANTEX shall be entitled to seek all damages and other legal remedies resulting from such breach, including without limitation, the right to terminate this Agreement as provided in Section 14.1(ii), below.

5.2 Exception. During any period in which PLANTEX, for any reason, including but not limited to force majeure as provided for in Section 15, fails to supply, is unable to supply or anticipates that it will be unable to supply, the quantities of API to NOVACEA included within any Firm Purchase Order (as defined below) or any other purchase order confirmed in writing by PLANTEX, NOVACEA shall be free to fill such specific purchase order for API (or any unfilled portion) from an alternative source. This shall be the sole remedy for NOVACEA in the event that PLANTEX advises that it is unable to supply API. PLANTEX shall notify NOVACEA promptly upon becoming aware of any facts or circumstances, which causes it to believe that it will be unable to meet shipment obligations hereunder. For clarity, notwithstanding any other term or provision of this Agreement, for purposes of exercising NOVACEA’s rights under Section 5.1 to purchase up to [*] percent ([*]%) of its requirements from third parties and this Section 5.2 for failure to supply, NOVACEA may enter into discussions with potential alternative sources and conduct any and all activities necessary (subject to Section 5.1(ii) to validate and qualify an alternative source as a suitable alternative source supplier, at any time during the term of this Agreement, so that a qualified alternative source supplier will be available for the manufacture of API as permitted by Section 5.1 and this Section 5.2.

5.3 Sole Supply. PLANTEX shall not supply API to any other entity during the Term of this Agreement for use in the field of the treatment, diagnosis, and/or prevention of any cancer, except for a pharmaceutical product that in the reasonable judgment of NOVACEA shall not be in direct competition with NOVACEA’s approved NDA Product, such determination to be made by NOVACEA promptly following the written request therefore by PLANTEX.

5.4 Specifications. PLANTEX shall provide with each shipment of API a certificate of analysis. PLANTEX (or an Affiliate thereof) shall file and maintain a valid DMF for the API with the FDA, which is in full compliance with FDA requirements for DMFs. Provided that NOVACEA is not in material breach of its obligations hereunder, NOVACEA, its Affiliates, or licensees, shall have the right to reference PLANTEX’s DMF for API in any drug application seeking Approval for Finished Product from a Regulatory Authority. All API shall be manufactured in accordance with cGMP and shall meet the specifications set forth in Schedule A annexed to this Agreement.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.5 Forecasts and Purchase Orders. [*] months prior to the date on which NOVACEA, in good faith, anticipates Approval, NOVACEA will provide PLANTEX with [*] month rolling forecasts of its requirements by calendar quarter for API. Thereafter, such rolling forecasts shall be delivered to PLANTEX on or before the fifteenth (15th) day of each calendar quarter during the Term. The first calendar quarter of each [*] month rolling forecast shall be binding on PLANTEX and NOVACEA and shall constitute a firm purchase order (“Firm Purchase Order”) for the API indicated for such calendar quarter. PLANTEX shall supply NOVACEA with (i) the quantities set forth on each such Firm Purchase Order and (ii) such additional amounts as NOVACEA may order in excess of its forecasted amounts for such calendar quarter, provided that PLANTEX shall have confirmed and accepted such additional orders within thirty (30) days of PLANTEX’s receipt of NOVACEA’s written request for such additional amounts. PLANTEX agrees to use commercially reasonable efforts to meet any such additional orders. In the event that PLANTEX determines, based in part on NOVACEA’s good faith [*] month rolling forecast, on a consistent basis and in accordance with PLANTEX’s standard accounting practices, in good faith (other than for reasons of force majeure as provided for in Section 15, below), that its revenues derived from manufacturing API are not equal to or exceed the costs for manufacture of API, and that it will therefore discontinue the manufacture of API worldwide and terminate its delivery obligations to NOVACEA, and any other third party, by giving to NOVACEA not less than [*] months prior written notice, NOVACEA and/or its licensees shall have the right, within the first [*] months of such [*] month period, to make a minimum [*] month purchase commitment in an amount sufficient to bring such revenues to a level equal to manufacturing costs plus [*] percent, in which case PLANTEX shall not be entitled to discontinue the manufacture of API and terminate its delivery obligation hereunder, but will instead be obligated to continue the manufacture and delivery of API, as required by NOVACEA or its licensee. The terms and conditions of this Agreement shall apply to all purchase orders hereunder and if any terms and conditions contained in such purchase orders shall conflict with any terms and conditions contained herein, the terms of this Agreement shall control. No additional terms or conditions set forth in any such purchase order (other than the quantities and delivery dates set forth therein and conforming to the provisions of this Agreement) shall be binding upon PLANTEX, unless agreed to in writing by PLANTEX. Any additional terms therein contained shall be deemed to be a proposed offer of amended terms that shall be deemed rejected by PLANTEX and of no force or effect, notwithstanding any action or inaction by PLANTEX other than its express written approval of such additional terms.

5.6 Capacity. PLANTEX covenants to maintain capacity to manufacture on an annualized basis [*] percent of the forecasted requirements of API set forth in any [*] month forecast submitted by NOVACEA in accordance with this Agreement, provided that the forecasted amount does not exceed the forecasted amount for the preceding year by [*] percent or more. Additionally, following FDA Approval of Finished Product and continuing for the Term, PLANTEX shall maintain a six (6) month supply of API, based upon NOVACEA’s then-current forecasted amount. In order to further secure a supply of API hereunder, PLANTEX shall develop a production contingency plan (which plan shall be presented to NOVACEA for its approval, which approval shall not be unreasonably withheld) designed to relocate the API site listed in the

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DMF for API or utilize an additional site in the event that PLANTEX makes a good faith determination that it is necessary to relocate such site or to utilize an additional site in order to meet NOVACEA’s requirements of API. Such plan shall contemplate completion of relocation and securing necessary regulatory approvals within [*] of the determination by PLANTEX that such relocation was required. In the event that relocation has not been completed within such [*] period, NOVACEA’s sole remedy shall be to terminate this Agreement.

5.7 Quality Agreement. Within ninety (90) days of the Effective Date, the parties shall execute a quality agreement (“Quality Agreement”), which sets out the responsibilities of the parties in connection with the (i) API as they are related to quality control and quality assurance and (ii) the compliance with the European Union’s GMP regulation requiring the GMP status of the API manufacturer to be assured by the marketing authorization holder or the final product manufacturer. In the event of a conflict between the terms of this Agreement and the Quality Agreement, this Agreement shall control.

5.8 Recordkeeping. NOVACEA shall keep and maintain or cause to be maintained books and records, pertaining to the use of API by NOVACEA and its Affiliates and their respective licensees or contract manufacturing vendors, if any, in the manufacture, sale or distribution of Finished Products within the Territory, sufficient to enable PLANTEX to verify and confirm compliance by NOVACEA with the terms and conditions of this Agreement, including, without limitation, the purchase of all requirements obligations in this Agreement. Such books and records shall be maintained in accordance with U.S. generally accepted accounting principles consistently applied. NOVACEA shall permit an independent accounting firm selected by PLANTEX and acceptable to NOVACEA, at reasonable times and upon reasonable notice, to have access during normal business hours to the books and records of NOVACEA (and its Affiliates) as may be necessary to verify and confirm compliance with the terms of this Section 5.8 with respect to use and inventory of API. The costs of any such examination shall be borne by PLANTEX unless it shall be determined that the quotient, q/r, expressed as a percentage, is less than [*] percent, when (q) equals the aggregate quantities expressed in kilograms of API purchased from PLANTEX (or its Affiliates) by NOVACEA and its Affiliates, and their respective licensees or contract manufacturing vendors if any, for use in the manufacture, sale or distribution of Finished Product in the Territory, and (r) equals the aggregate quantities expressed in kilograms of API purchased from all sources by NOVACEA and its Affiliates and their respective licensees and contract manufacturing vendors, if any, for use in the manufacture, sale or distribution of Finished Product in the Territory, in which event NOVACEA shall reimburse PLANTEX all reasonable costs and expenses of such examination. PLANTEX shall keep and maintain or cause to be maintained books and records pertaining to the manufacture of API for at least five (5) years or as required by law, whichever is longer.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.	PRICE; PAYMENTS; DELIVERY

6.1 Price

6.1.1 The price payable to PLANTEX hereunder for API shall be [*] dollars ($[*]) per gram. During development of the Finished Product, PLANTEX agrees not to increase the price of API with respect to developmental quantities. At such time as NOVACEA receives FDA approval to market Finished Product, , provided that NOVACEA purchases not less than [*] grams of API in the first Contract Year following Approval by a Regulatory Authority and in each Contract Year after the second anniversary of such Approval, the maximum price payable for API hereunder shall be [*] dollars ($[*]) per gram, except that such pricing may be adjusted upwards for changes in the Consumer Price Index as follows: after the first anniversary of the Effective Date, prices charged following Approval by a Regulatory Authority in any Contract Year following the date hereof shall be determined by multiplying the price of [*] dollars ($[*]) per gram by a fraction x/y, when (x) shall equal the Current Index (as herein defined) and (y) equals the Base Index (as herein defined). As used herein the Current Index shall be the Consumer Price Index – All Urban Consumers (CPI-U), as published by the United States Department of Labor over the twelve (12) month period reported in such index immediately preceding the first day of each such Contract Year herein. The Base Index shall be the Consumer Price Index – All Urban Consumers (CPI-U), as published by the United States Department of Labor for November 2001 (Base Index of 100). Commencing with the third anniversary of the Effective Date, once, during each Contract Year thereafter, PLANTEX agrees to negotiate in good faith a price adjustment provided that NOVACEA can demonstrate that API is otherwise available, upon comparable terms and conditions as provided for herein, from an alternative supplier (other than NOVACEA or any Affiliate thereof) holding an approved FDA DMF and offering such API at a price that is more than [*] percent below the price offered by PLANTEX herein. NOVACEA shall be relieved of the requirements purchase obligations set forth in Section 5.1 of this Agreement and PLANTEX shall not be subject to the sole supply provisions set forth in Section 5.3 of this Agreement for such Contract Year or any subsequent Contract Year if, despite such good faith negotiations, NOVACEA and PLANTEX are unable to reach a mutually satisfactory price within forty-five (45) days of the date on which NOVACEA notifies PLANTEX of such pricing availability. Nothing contained herein to the contrary shall require PLANTEX to supply API at the pricing offered by any third party supplier. Additionally, PLANTEX and NOVACEA agree that they shall from time to time during the Term of this Agreement negotiate in good faith reductions in the price payable per gram based on (i) NOVACEA purchases of quantities of API in excess of [*] grams in a Contract Year or (ii) a significant reduction in PLANTEX’s costs to manufacture API. Following the date of Initial Launch, PLANTEX shall give NOVACEA prompt notice of any significant reduction in PLANTEX’s costs to manufacture API. Such reduction shall initially be determined based on PLANTEX’s costs to manufacture API as of the date of Initial Launch. PLANTEX’s costs to manufacture API shall be determined from year to year on a consistent basis and in accordance with PLANTEX’s standard accounting practices. For purposes hereof, a “significant reduction” shall mean a reduction of [*] percent or more, calculated on a cumulative basis (i.e., the reduction may occur over a period of greater than one (1) year). On each anniversary of the Effective Date, PLANTEX shall give NOVACEA notice of PLANTEX’s costs to manufacture API as of such date.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.1.2 The prices hereunder are F.O.B. PLANTEX’s facilities in New Jersey.

6.2 Payments

NOVACEA shall pay all invoices net within thirty days (30) days of invoice date by bank wire transfer, by automated clearinghouse (electronic funds transfer) or by such other means as the parties may otherwise agree to in United States Dollars in the requisite amount to such bank account as PLANTEX may from time to time designate. In the event that NOVACEA is delinquent in payment of invoices hereunder beyond the terms granted, PLANTEX, in its discretion, may suspend further shipments of API. Amounts not paid when due shall accrue interest payable at the rate of twelve (12) percent per annum, not to exceed the maximum rate of interest permitted by law. Any such interest charges shall be due and payable on demand.

6.3 Delivery; Risk of Loss

Delivery of all API sold by PLANTEX to NOVACEA hereunder shall be made, and title thereto and risk of loss thereof shall pass, to NOVACEA upon receipt of the API by NOVACEA at NOVACEA’s facility.

7.	INTENTIONALLY LEFT BLANK

8.	WARRANTIES; ACCEPTANCE AND CLAIMS

8.1 Limited API Warranty. PLANTEX represents and warrants to NOVACEA that at the time of sale and delivery of API hereunder by PLANTEX, (i) the API manufactured and supplied will conform to the applicable specifications for API set forth on Schedule A hereto, (ii) will have been manufactured, stored and packaged for shipment in accordance with cGMP in effect at the time thereof, and also in accordance with applicable laws, regulations and policies, including, but not limited to those of the FDA, (iii) will not be adulterated or misbranded by PLANTEX or any other PLANTEX Affiliate within the meaning of the FFDCA, and (iv) will be free from defects. THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.2 Notification of Defects. All API shall be received subject to NOVACEA’s inspection and may be rejected if any such API fails to be delivered in the condition warranted. NOVACEA shall be deemed to have accepted each order of API if PLANTEX does not receive written notice to the contrary as set forth in this Section 8.2. NOVACEA shall notify PLANTEX in writing within forty-five (45) working days after delivery to NOVACEA of any non-conforming API containing obvious defects discoverable without affecting the integrity of the APl’s packaging and will notify PLANTEX of nonconformity within thirty (30) working days from its discovery at any time of any latent defects, or NOVACEA’s rights as to such obvious or latent non-conformance shall be waived. At PLANTEX’s request, NOVACEA shall promptly supply either samples of the API that are allegedly defective or some other evidence of deficiency that PLANTEX shall specify. If there is a disagreement between the Parties as to whether any API conforms to specifications, or meets the warranties set forth in Section 8.1 above, then samples and/or batch records, as appropriate, from the batch that is in dispute promptly will be submitted for testing and evaluation to an independent testing laboratory as shall be agreed to in writing by both Parties. The determination of such independent testing laboratory shall be binding upon the parties. If it is determined that the nonconformity is due to damage to API (a) caused by NOVACEA or its agents or (b) which occurs subsequent to delivery of such API to NOVACEA, PLANTEX shall have no liability to NOVACEA with respect to such nonconformity and the cost of any testing and evaluation by such testing laboratory shall be borne by NOVACEA. If it is determined that the nonconformity was not the result of either (a) or (b) above, then PLANTEX shall credit NOVACEA’s account for the price invoiced for such nonconforming API (or if payment therefor has previously been made by NOVACEA, pay NOVACEA the amount of such credit or offset the amount thereof against other amounts then due to PLANTEX.

8.3 Notification. PLANTEX shall notify NOVACEA immediately in the event it discovers facts or circumstances that could adversely affect the APl’s conformance to specifications or that would cause PLANTEX not to meet any of its warranties with respect to the API.

8.4 Returns. PLANTEX shall accept for return and replacement any API manufactured and supplied to NOVACEA under this Agreement which does not conform with any warranty set forth above and for which proper notice has been given, provided NOVACEA obtains prior shipping authorization from PLANTEX. This shall be NOVACEA’s sole remedy for claims that any API failed to comply with the warranties provided in Section 8.1 herein. All returns of API with obvious defects shall be in the original manufactured condition. PLANTEX will pay reasonable return freight and shipping charges, but NOVACEA shall assume the risk of loss in transit associated with such returns.

9.	DEBARMENT

Each party represents and warrants to the other that neither it nor any of its officers, directors, or employees performing services under this Agreement has been debarred, or convicted of a crime which could lead to debarment, under the Generic Drug Enforcement Act of 1992, 21 United States Code Sec. 306 (a) and (b). In the event that either party, or any of its officers, directors, or employees performing services under this Agreement, (a) becomes debarred or receives notice of action or threat of action with respect to its debarment or (b) becomes the object of any investigation or subject of any report regarding such party, or any of its officers, directors, or employees performing services under this Agreement, in connection with any activity that could result in debarment or suspension or refusal of approval, including without limitation any inspection report, warning letter, notice of opportunity for hearing in a case of debarment, or any other Justice Department, FDA or other federal or state government inquiry or action bearing on potentially illegal activities, such party shall notify the other party immediately.

10.	FDA INSPECTIONS AND COMMUNICATIONS

PLANTEX shall promptly notify NOVACEA of any FDA notices of violation or deficiency letters relating to the API. Each party shall promptly deliver to the other party all reports, data information and correspondence received by it from the FDA or any state or local authority with respect to the API (or Finished Product) and any cGMP issues relating thereto and any written response information, data or correspondence delivered by such party to the FDA at any state or local authority with respect to the API and shall cooperate to the extent reasonably requested by such other party in its response to the FDA or such other state or local authority.

11.	COMPLAINT HANDLING ADVERSE DRUG REACTION REPORTS

11.1 Complaint Handling. Except as otherwise provided below in Section 11.2, in the event that PLANTEX or NOVACEA receives any complaint, claims or adverse reaction reports regarding Finished Product, including notices from the FDA regarding any alleged regulatory non-compliance of the Finished Product, each party shall, within five (5) business days, provide the other with all information contained in the complaint, report, or notice and such additional information regarding the Finished Product as may be reasonably requested, except that notification by NOVACEA to PLANTEX shall be required only in those instances where any such complaint, claim or adverse reaction report appears to be related to API or where in the exercise of reasonable judgment NOVACEA concludes or should conclude that such report contains information that may bear upon or relate to the possibility of prospective liability on the part of PLANTEX (or any Affiliate thereof). NOVACEA and PLANTEX shall comply, at a minimum, with FDA and cGMP requirements for complaint handling.

11.2 Adverse Drug Reaction Reports. NOVACEA shall maintain a system for monitoring, investigating and following up on adverse reaction reports received by it involving the Finished Product. If either party becomes aware that the Finished Product contains a defect which could or did cause death or injury, each party shall immediately by FAX and telephone provide the other with a complete (where required by law) description of all relevant details known to such party concerning any such incident, including but not limited to, a description of any defect and such other information which may be necessary to report the incident to the FDA, except that notification by NOVACEA to PLANTEX shall be required only in those instances where such defect relates to or appears to relate to the API. NOVACEA will be responsible for preparing adverse drug reaction reports, administering adverse drug reaction files relating to the API and filing all such reports with FDA, at its sole expense.

12.	ACCESS TO FACILITIES AND AUDIT RIGHTS

12.1 Upon reasonable notice, NOVACEA shall have the right, exercisable upon prior written notice no more frequently than on an annual basis, during normal business hours, with a maximum of two (2) persons, to inspect those areas of the facilities where API is manufactured for NOVACEA (or its Affiliates) and to review the pertinent records relating to the manufacturing, packaging and quality control of the API.

12.2 PLANTEX agrees to keep full, clear and accurate books and records with respect to costs of commercial manufacture of API for a minimum period of three (3) years after the relevant cost determination is made pursuant to Section 5.5. PLANTEX further agrees, upon reasonable prior notice, to permit such books and records to be examined during normal business hours by an independent nationally recognized accounting firm selected by NOVACEA and reasonably acceptable to the PLANTEX for the purpose of verifying the cost plus [*] percent price under Section 5.5. Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of the financial, accounting and numerical information and calculations provided in Section 5.5. Such examination is to be made at the expense of NOVACEA, except in the event that the results of the audit reveal an overpayment of for API of [*] percent ([*]%) or more over the period being audited, in which case reasonable audit fees for such examination shall be paid by PLANTEX.

13.	INDEMNIFICATION

13.1 Indemnification. PLANTEX shall indemnify, defend, save and hold NOVACEA and each of its Affiliates, officers, directors, employees and agents harmless from and against Loss or Losses resulting from, or arising out of any material breach of any warranty or material non-fulfillment or non-performance by PLANTEX of any agreement, covenant or obligation of PLANTEX under this Agreement. PLANTEX shall not be liable hereunder for any Loss or Losses resulting from any settlement of any claim, litigation or proceeding effected without its consent, which consent shall not be unreasonably withheld.

NOVACEA shall indemnify, defend, save and hold PLANTEX and each of its Affiliate, officers directors, employees and agents harmless from and against Loss or Losses resulting from, or arising out of (a) any material breach of any warranty or material non-fulfillment or non-performance by NOVACEA of any agreement, covenant or obligation of NOVACEA contained in this Agreement; (b) any actual or alleged defect in any Finished Product sold by NOVACEA or any of its Affiliates or their respective licensees, if any, not resulting from a material breach of this Agreement by PLANTEX; (c) any alleged infringement or violation of any patent, trade secret or proprietary rights used by NOVACEA or any of its Affiliates or their respective licensees or contract manufacturing vendors, if any, in manufacturing, importing or selling of Finished Product, or (d) FDA enforcement action, inspection or Finished Product recalls or market withdrawals resulting from NOVACEA’s or any of its Affiliates or their respective licenses or contract manufacturing vendors, if any, failure to manufacture Finished Product in accordance with all applicable laws, rules, orders or regulations.

13.2 Limitation of Liability. IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER UNDER ANY PROVISION OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY RESULTANT, INDIRECT, SPECIAL OR EXEMPLARY DAMAGES OR, SPECIFICALLY, CONSEQUENTIAL DAMAGES OR DAMAGE TO GOODWILL AND REPUTATION.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.3 Survival. The terms and conditions of Section 13 shall survive any termination of this Agreement.

13.4 Indemnification Procedures. Upon the occurrence of an event that requires indemnification under this Agreement, the Indemnified Party shall give prompt written notice to the Indemnifying Party providing reasonable details of the nature of the event and basis of the indemnity claim. The Indemnifying Party shall then have the right, at its expense and with counsel of its choice, to defend, contest, or otherwise protect against any such Action. The Indemnified Party shall also have the right, but not the obligation, to participate, at its own expense in the defense thereof with counsel of its choice. The Indemnified Party shall cooperate to the extent reasonably necessary to assist the Indemnifying Party in defending, contesting or otherwise protesting against any such Action provided that the Indemnifying Party shall pay the reasonable cost in doing so. If the Indemnifying Party fails within thirty (30) days after receipt of such notice (a) to notify the Indemnified Party of its intent to defend, or (b) to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding or fails to diligently continue to provide such defense after undertaking to do so, the Indemnified Party shall have the right upon ten (10) days prior written notice to the Indemnifying Party to defend, settle and satisfy any such suit, action claim, investigation or proceeding and recover the costs of the same from the Indemnifying Party.

14.	TERMINATION

14.1 Termination. This Agreement shall terminate upon the occurrence of any of the following events or conditions which termination shall automatically occur where termination by a specified party is not indicated and shall occur by action of the specified party where so indicated:

(i) The expiration of the Initial Term or any Renewal Term;

(ii) The breach by either party of any provision of this Agreement which is not cured within thirty (30) days from the date of written notice delivered to the defaulting party in the case of a payment default, and within ninety (90) days from the date of such notice in all other cases, unless such breach, not involving the payment of money, is of a nature that cannot be cured within such ninety (90) day period and the breaching Party initiates the cure of such breach and proceeds diligently to remedy same provided, however, that only the aggrieved party can terminate this Agreement pursuant to this subsection (ii);

(iii) The mutual written agreement of the parties to this Agreement;

(iv) The filing of a bankruptcy petition by or against a party or the appointment of a receiver for the assets or business of a party that is not dismissed within sixty (60) days from the date of such filing or appointment;

(v) The continuation of any act of force majeure for a period of six (6) months or longer; or

(vi) Election of either party upon two (2) years prior written notice to the other party, given not earlier than the third anniversary of the FDA Approval of Finished Products.

14.2 Termination by PLANTEX. This Agreement may be terminated by PLANTEX on the giving of thirty-six (36) months prior written notice in the event that either: (i) a phase 3 Clinical Trial of a Finished Product has not been initiated on or before December 31, 2006 (or thereafter discontinued prior to successful completion), or (ii) FDA approval of Finished Product shall not have been obtained by NOVACEA on or before December 31, 2011, provided, however, that after December 31, 2011, and until such time that FDA shall approve the Finished Product, PLANTEX may not terminate this Agreement so long as NOVACEA or its licensee commits to a minimum purchase quantity of API of [*] grams or such amount necessary to cover the costs of manufacture of such API plus [*] percent, whichever is greater.

14.3 Effect of Termination. Upon termination of this Agreement, all rights and obligations shall cease to exist except for (i) the payment of unpaid invoices due, (ii) the recovery by a party hereto of damages caused by a breach of this Agreement by the other party, and (iii) the rights and obligations of the Parties which by their express terms survive termination.

15.	FORCE MAJEURE

Except for the obligation of any party to make payments to the other party pursuant to this Agreement (which shall not be deferred or extended for any reason), neither party to this Agreement shall be responsible to the other party for any failure to perform or delay in performing if such failure or delay is due to any strike, riot, civil commotion, sabotage, embargo, war or act of God or other cause beyond its reasonable control. Neither party shall be responsible for any failure to perform or delay in performing due to inability to obtain deliveries where such inability is caused by the supplier of such party; however, it shall not be an act of force majeure where PLANTEX, at the time it received the forecasts and purchase orders from NOVACEA, failed to make its best efforts to ascertain the ability of its suppliers to make timely shipments to it, and to inform NOVACEA thereof, as required in this Agreement.

16.	CONFIDENTIALITY

16.1 Confidential Information. In carrying out the terms of this Agreement it may be necessary that one party disclose to the other certain information, which is considered by the disclosing party to be proprietary and of a confidential nature. As used herein “Confidential Information” shall mean any and all information, know-how and data, technical or non-technical concerning any finished drug product or bulk active pharmaceutical ingredient, its manufacture, marketing and sale, which is disclosed under this Agreement as set forth below and which NOVACEA or PLANTEX, as the case may be, considers to be and treats as proprietary and confidential. Confidential Information shall include, but shall not be limited to plans, processes, compositions, formulations, specifications, samples, systems, techniques, analyses, production and quality control data, testing data, marketing and financial data, and such other information or data relating to any finished drug product or bulk active pharmaceutical ingredient or its manufacture, marketing or sale.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.2 Non-Use; Non-Disclosure. The receiving party shall not use the Confidential Information for any purpose other than for purposes of performing its obligations under this Agreement and shall divulge the information only to those of its employees and consultants who have a need to know it as a part of the receiving party’s obligations hereunder and said employees and consultants shall hold the information in confidence pursuant to this Agreement. The receiving party shall not disclose Confidential Information to any third party without the written consent of the disclosing party.

16.3 Termination; Exceptions. The obligations of confidentiality as provided herein shall terminate ten (10) years from the expiration or termination of this Agreement and shall impose no obligation upon the receiving party with respect to any portion of the received information which (i) was known to or in the possession of the receiving party prior to the disclosure, and not through a prior disclosure by the disclosing party, as documented by business records; or (ii) is or becomes publicly known through no fault attributable to the receiving party; or (iii) is provided to the receiving party from a source independent of the disclosing party which is not subject to a confidential or fiduciary relationship with the disclosing party concerning the information; or (iv) is developed by the receiving party independently of any disclosure from the disclosing party and such independent development can be properly demonstrated by the receiving party; or (v) is required to be disclosed by law or court order, provided that notice is promptly delivered to the other party in order to provide an opportunity to seek a protective order or other similar order with respect to the disclosure of such information and thereafter discloses only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other party.

16.4 Duties Upon Expiration or Termination. Upon expiration or earlier termination of this Agreement, the receiving party shall, as the disclosing party may direct in writing, either destroy or return to the disclosing party all Confidential Information disclosed together with all copies thereof, provided, however, the receiving party may retain one archival copy thereof for the purpose of determining any continuing obligations of confidentiality.

16.5 Survival. The terms of this Section 16 shall survive termination of this Agreement.

17.	GENERAL PROVISIONS

17.1 Successors and Assigns. (a) The terms and provisions hereof shall inure to the benefit of, and be binding upon, PLANTEX, NOVACEA and their respective successors and permitted assigns. Except as set forth in subsection (b), below, neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other. Any attempt to assign this Agreement in violation of the provisions set forth herein shall be deemed a default by the assigning Party and null and void. It is hereby acknowledged that the manufacturer of the API is intended to be a third party beneficiary hereunder such that all representations and covenants of NOVACEA contained in this Agreement shall also inure to the benefit of such manufacturer of API. Furthermore, NOVACEA may assign this Agreement to a Commercialization Partner with whom it enters into an agreement no later than December 31st, 2007 to commercialize the Finished Product.

(b) Either Party may assign this Agreement to an Affiliate of such Party upon prior written notice thereof to the non-assigning Party. Such notice shall be accompanied by an undertaking, in form reasonably satisfactory to the non-assigning Party, assuring that the assigning Party shall not be released of any obligations and remain primarily liable for the obligations of the assigning Party hereunder. Either Party may also assign this Agreement to a non-Affiliate upon prior written notice to the non-assigning Party in the event of a merger or acquisition of the assigning Party or the sale by the assigning Party to such non-Affiliate of all or substantially all of the assets (including, without limitation, the NDA or ANDA for the Finished Products) to which this Agreement relates provided that such successor has assumed all liabilities of the assigning Party hereunder.

17.2 Notices. Any notice, request, instruction or other communication required or permitted to be given under this Agreement shall be in writing and shall be given by sending such notice properly addressed to the other party’s address shown below (or any other address as either party may indicate by notice in writing to the other from time to time) (i) by hand or by prepaid registered or certified mail, return receipt requested, in either of such cases which notice shall be deemed delivered upon receipt, (ii) via telecopy, facsimile or telegram, in any of such cases which notice shall be deemed delivered upon receipt, or (iii) via nationally recognized overnight courier, in which case such notice shall be deemed delivered upon receipt. All such notices shall be deemed given when received.

If to PLANTEX:	PLANTEX USA Inc.
2 University Plaza
Suite 305
Hackensack, New Jersey 07601
Attention: President
Fax Number: 1-201-343-3833

If to NOVACEA:	NOVACEA, Inc.
601 Gateway Blvd.
Suite 800
South San Francisco, CA 94080
Attention: President
Fax Number: 1-650-228-1088

17.3 Publicity. Except to the extent required by law or deemed appropriate by legal counsel to comply with securities laws, including the furnishing of a press release and the filing of such documents and information with the Securities and Exchange Commission as may be required by federal securities laws and the filing of any report, statement or document required by any other federal or state regulatory body, neither party to this Agreement shall publish, disclose or otherwise announce the existence of this Agreement or the terms hereof with out the consent of the other party, which consent shall not be unreasonably withheld.

17.4 Waiver. The failure of either party to terminate or seek redress for a breach of, or to insist upon strict performance of any term, covenant, condition or provision contained in, this Agreement shall not prevent a similar subsequent act from constituting a breach of this Agreement.

17.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of law.

17.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

17.7 Independence of Parties. NOVACEA and PLANTEX shall at all times act as independent parties without the right or authority to bind the other with respect to any agreement, representation or warranty made with or to any third party. Except as otherwise stated herein, NOVACEA and PLANTEX each shall be responsible for all costs, expenses, taxes and liabilities arising from the conduct of its own business, as well as from the activities of its officers, directors, agents or employees, and each shall hold harmless and indemnify the other from any such obligations.

17.8 Entire Agreement. This Agreement contains the entire and only agreement between the parties with respect to the manufacture and sale of the API and no oral statements or representations or written matter not contained in this Agreement shall have ally force or effect. This Agreement shall not be amended or modified in any way except by writing executed by authorized representatives of both parties.

17.9 Partial Invalidity. If any portion of this Agreement is determined to be illegal or otherwise unenforceable by agreement of the parties by an arbitrator, by a court of competent jurisdiction or by an administrative agency of competent jurisdiction, such section, to the extent permitted by law, shall be treated as deleted from this Agreement and the remaining portions of this Agreement shall continue to be in full force and effect according to the terms hereof.

17.10 Headings. The headings and captions used in this Agreement are for the convenience of reference only and shall not be construed as part of this Agreement or as a limitation on the scope of any provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the date written at the beginning hereof.

PLANTEX USA, INC.		NOVACEA, INC.

By:	/s/ George Svokos	By:	/s/ John Walker
Name:	George Svokos	Name:	John Walker
Title:	President	Title:	Chief Executive Officer

By:	/s/ Allen Lefkowitz
Name:	Allen Lefkowitz
Title:	CFO

Appendix A

PRODUCT

SPECIFICATIONS

AND

CERTIFICATE OF ANALYSIS

Product Name:	Calcitriol	Order No.:

Control No.:	[*]	Customer Name/No.:	Drug Master File

Lab Record No.:	-	Quantity:

Manufacturing Site:	[*]	Analysis Date:

Manufacturing Date:		Re-test Date:	**************

Packaging and Storage:	Store under [*], in [*], [*], Temp. [*]

TESTS AND METHODS	SPECIFICATIONS	RESULTS*

IN-HOUSE TESTS

Description	[*]

Identification A: [*] B:[*]	[*]

[*]	[*]	%

Related compounds [*]	Not more than [*]% Not more than [*]% Not more than [*]% Not more than [*]% Not more than [*]%	% % % % % %

Assay [*]	Between [*]% to [*]%	%

Residual solvents [*]	Not more than [*]ppm Not more than [*]ppm Not more than [*]ppm Not more than [*]ppm Not more than [*]ppm	ppm ppm ppm ppm ppm

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Ramat-Hovav P.O. Box 2049 Emek-Sara Be’er-Sheva 84874 Tel. 07-6509555, Fax. 07-6509500

PRODUCT

SPECIFICATIONS

AND

CERTIFICATE OF ANALYSIS

Product Name:	Calcitriol	Order No.:

Control No.:	[*]	Customer Name/No.:	Drug Master File

Lab Record No.:	-	Quantity:

Manufacturing Site:	[*]	Analysis Date:

Manufacturing Date:		Re-test Date:	**************

Packaging and Storage:	Store under [*], in [*], [*], Temp. [*]

TESTS AND METHODS	SPECIFICATIONS	RESULTS*

Remarks:

… Conforms to the requirements of the IN-HOUSE Specifications.

Released by Quality Control Manager:	Date:	Signature:
Dr. AMIRA ROTTMAN	11 June 2001

(*)	Upon completion of the ‘Results’ column this document becomes a certificate of analysis. End of C.O.A.

Ramat-Hovav P.O. Box 2049 Emek-Sara Be’er-Sheva 84874 Tel. 07-6509555, Fax. 07-6509500